EXHIBIT 99.1

First Horizon Posts Solid Second Quarter

MEMPHIS, Tenn., July 19, 2013 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) posted another round of steady earnings in the second quarter driven by its First Tennessee regional banking business, efficiency gains and the continued wind-down of the mortgage business the company sold in 2008. First Horizon announced second quarter diluted earnings per common share of $0.17 and net income available to common shareholders of $41 million.

"First Tennessee Bank and FTN Financial are delivering good results for our customers and shareholders," said Bryan Jordan, First Horizon chairman and CEO. "Our people continue to seize opportunities to earn our customers' business with unparalleled service and product options. We remain committed to operating efficiently throughout the company, building a strong foundation so we can take advantage of opportunities as the economy improves."

Financial results

  First Tennessee, the company's regional banking arm, delivered 2 percent revenue growth from first quarter 2013 due to increased fee income. The bank's average loans and core deposits climbed 5 percent and 2 percent, respectively, on a year-over-year basis.
  During the quarter First Horizon added $433 million of assets related to an acquisition in East Tennessee from the FDIC. The 12 Mountain National Bank branches in Blount and Sevier Counties expand First Tennessee's presence in Tennessee, where it already has the leading combined market deposit share in the counties where it does business.
  FTN Financial, the capital markets group, continued to generate strong returns in the second quarter, with fixed income average daily revenue of $.9 million and annualized return on assets of approximately 1.3 percent.
  First Horizon's continued focus on efficiency and lower variable compensation from FTN Financial contributed to a 5 percent expense reduction from last quarter.

Credit quality

  First Horizon's asset quality remains strong, with net charge offs declining by 32 percent from first quarter and 54 percent year over year. The allowance to loans ended the quarter at 162 basis points, down 36 basis points year over year.
  Non-performing assets increased to $506.7 million in the second quarter from $418.4 million in the first quarter. A significant contributor to the increase was implementation of a regulatory change requiring placement of approximately $56 million of stand-alone second liens on non-accrual upon receipt of third party information about the performance status of non-FHN-serviced first liens.

Capital

  Ratios remain substantially above well-capitalized levels.
  Common shareholders received a dividend of $.05 per share on July 1, up from $.01 a year earlier.
  First Horizon repurchased $8 million in common shares in the second quarter, bringing the company's buyback total to $213 million since October 2011. First Horizon also entered into a $40 million repurchase arrangement that is expected to be completed in the third quarter.

FHN CONSOLIDATED SUMMARY RESULTS
Quarterly, Unaudited

						2Q13 Changes vs.
(Dollars in thousands, except per share data)	2Q13	1Q13	4Q12	3Q12	2Q12	1Q13	2Q12
Income Statement Highlights
Net interest income	$ 160,019	$ 161,382	$ 170,598	$ 173,465	$ 172,675	(1)%	(7)%
Noninterest income	142,983	156,403	151,143	163,538	153,842	(9)%	(7)%
Securities gains/(losses), net	(351)	24	(4,700)	--	5,065	NM	NM
Total revenue	302,651	317,809	317,041	337,003	331,582	(5)%	(9)%
Noninterest expense	227,408	240,540	271,361	263,169	527,177	(5)%	(57)%
Provision for loan losses	15,000	15,000	15,000	40,000	15,000	*	*
Income/(loss) before income taxes	60,243	62,269	30,680	33,834	(210,595)	(3)%	NM
Provision/(benefit) for income taxes	15,008	17,730	(12,914)	5,260	(88,178)	(15)%	NM
Income/(loss) from continuing operations	45,235	44,539	43,594	28,574	(122,417)	2%	NM
Income/(loss) from discontinued operations, net of tax	1	430	(12)	108	487	NM	NM
Net income/(loss)	45,236	44,969	43,582	28,682	(121,930)	1%	NM
Net income attributable to noncontrolling interest	2,843	2,813	2,901	2,875	2,844	1%	*
Net income/(loss) attributable to controlling interest	42,393	42,156	40,681	25,807	(124,774)	1%	NM
Preferred stock dividends	1,550	1,188	--	--	--	30%	NM
Net income/(loss) available to common shareholders	$ 40,843	$ 40,968	$ 40,681	$ 25,807	$ (124,774)	*	NM
Common Stock Data
Diluted EPS from continuing operations	$ 0.17	$ 0.17	$ 0.17	$ 0.10	$ (0.50)	*	NM
Diluted EPS	$ 0.17	$ 0.17	$ 0.17	$ 0.10	$ (0.50)	*	NM
Diluted shares (thousands)	240,891	242,799	246,132	248,306	249,104	(1)%	(3)%
Period-end shares outstanding (thousands)	240,555	241,225	243,598	247,134	248,810	*	(3)%
Cash dividends declared per share	$ 0.05	$ 0.05	$ 0.01	$ 0.01	$ 0.01	*	NM
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income (Restricted - $.1 billion) (a)	$ 16,197,046	$ 15,889,670	$ 16,708,582	$ 16,523,783	$ 16,185,763	2%	*
Total deposits	17,011,884	16,204,467	16,629,709	16,228,111	16,117,443	5%	6%
Total assets (Restricted - $.1 billion) (a)	25,133,274	25,166,427	25,520,140	25,739,830	25,492,955	*	(1)%
Total liabilities (Restricted - $.1 billion) (a)	22,586,923	22,566,700	23,010,934	23,207,942	22,978,549	*	(2)%
Total equity	2,546,351	2,599,727	2,509,206	2,531,888	2,514,406	(2)%	1%
Asset Quality Highlights
Allowance for loan losses (Restricted - $3.8 million) (a)	$ 261,934	$ 265,218	$ 276,963	$ 281,744	$ 321,051	(1)%	(18)%
Allowance / period-end loans	1.62%	1.67%	1.66%	1.71%	1.98%
Net charge-offs	$ 18,284	$ 26,745	$ 19,781	$ 79,307	$ 39,965	(32)%	(54)%
Net charge-offs (annualized) / average loans	0.46%	0.67%	0.48%	1.92%	1.01%
Non-performing assets (NPA) (b)	$ 506,732	$ 418,385	$ 419,369	$ 450,391	$ 466,873	21%	9%
NPA % (b) (c)	2.25%	1.81%	1.84%	2.15%	2.32%
Key Ratios & Other
Return on average assets (annualized) (d)	0.74%	0.73%	0.69%	0.45%	(1.96)%
Return on average common equity (annualized) (e)	7.46%	7.48%	7.20%	4.59%	(21.06)%
Net interest margin (f) (g)	2.96%	2.95%	3.09%	3.15%	3.16%
Fee income to total revenue (h)	47.19%	49.22%	46.98%	48.53%	47.12%
Efficiency ratio (i)	75.05%	75.69%	84.34%	78.09%	161.45%
Book value per common share (j)	$ 8.96	$ 9.16	$ 9.09	$ 9.05	$ 8.92
Tangible book value per common share (g) (j)	$ 8.25	$ 8.51	$ 8.44	$ 8.41	$ 8.28
Adjusted tangible common equity to risk weighted assets (g) (k)	9.61%	9.91%	9.93%	10.03%	9.97%
Market capitalization (millions)	$ 2,694.2	$ 2,576.3	$ 2,414.1	$ 2,379.9	$ 2,152.2
Full time equivalent employees	4,296	4,381	4,507	4,585	4,619
NM - Not meaningful
* Amount is less than one percent.
(a) Restricted balances parenthetically presented are as of June 30, 2013.
(b) 2Q13 increase includes approximately $56 million of second liens placed on nonaccrual based on information received from a third party on the performance status of non-FHN serviced first liens and approximately $23 million in foreclosed real estate associated with the MNB acquisition.
(c) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(d) Calculated using net income.
(e) Calculated using net income available to common shareholders.
(f) Net interest margin is computed using total net interest income adjusted to a fully taxable equivalent ("FTE") basis.
(g) Refer to the Non-GAAP to GAAP Reconciliation.
(h) Ratio excludes securities gains/(losses).
(i) Noninterest expense divided by total revenue excluding securities gains/(losses).
(j) 2Q13 decrease due to $40 million prepaid share repurchase agreement, shares will be delivered in 3Q13 when completed.
(k) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible book value per common share, adjusted tangible common equity to risk-weighted assets and net interest margin computed using net interest income adjusted for FTE. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as demonstrated by their use by the various banking regulators in reviewing the capital adequacy of financial institutions. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items can be found in this table:

NON-GAAP to GAAP Reconciliation
(Period End, Dollars in Thousands except per share data) (Unaudited)	2Q13	1Q13	4Q12	3Q12	2Q12
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$2,546,351	$2,599,727	$2,509,206	$2,531,888	$2,514,406
Less: Noncontrolling interest (a)	295,374	295,257	295,165	295,165	295,165
Less: Preferred stock	95,624	95,624	--	--	--
(B) Total common equity	2,155,353	2,208,846	2,214,041	2,236,723	2,219,241
Less: Intangible assets (GAAP) (b)	170,906	156,014	156,942	157,921	158,901
(C) Tangible common equity (Non-GAAP)	1,984,447	2,052,832	2,057,099	2,078,802	2,060,340
Less: Unrealized gains on AFS securities, net of tax	9,439	48,591	55,250	63,923	63,679
(D) Adjusted tangible common equity (Non-GAAP)	$1,975,008	$2,004,241	$2,001,849	$2,014,879	$1,996,661

Period-end Shares Outstanding
(E) Period-end shares outstanding	240,555	241,225	243,598	247,134	248,810

Risk Weighted Assets
(F) Risk weighted assets (c) (d)	$ 20,550,720	$ 20,231,850	$ 20,153,430	$ 20,082,979	$ 20,022,430

Ratios
(D)/(F) Adjusted tangible common equity to risk weighted assets ("TCE/RWA") (Non-GAAP) (c)	9.61%	9.91%	9.93%	10.03%	9.97%
(C)/(E) Tangible book value per common share (Non-GAAP)	$8.25	$8.51	$8.44	$8.41	$8.28

Net interest income adjusted for impact of fully taxable equivalent ("FTE") (Non-GAAP)
Net interest income (GAAP)	$160,019	$161,382	$170,598	$173,465	$172,675
FTE adjustment	1,913	1,787	1,842	1,752	1,756
Net interest income adjusted for impact of FTE (Non-GAAP)	$161,932	$163,169	$172,440	$175,217	$174,431
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) Included in Total equity on the Consolidated Balance Sheet.
(b) Includes goodwill and other intangible assets, net of amortization.
(c) Current quarter is an estimate.
(d) Defined by and calculated in conformity with bank regulations.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.fhnc.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 96042715.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 11:59 p.m. Aug. 2. To listen to the replay, dial 855-859-2056 or 404-537-3406. The passcode is 96042715. The event also will be archived and available by midnight Central Time on the website.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 180 First Tennessee Bank locations in and around Tennessee and 21 FTN Financial group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

FHN-G

CONTACT: Investor Relations, Aarti Bowman, (901) 523-4017
         Media Relations, Jack Bradley, (901) 523-4813